Silk Road Medical Reports Second Quarter 2019 Financial Results and Raises 2019 Outlook

SUNNYVALE, Calif. - July 29, 2019 - Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended June 30, 2019.

Recent Highlights

•	Revenue of $14.9 million for the second quarter of 2019, representing a 92% increase over the second quarter of 2018

•	Results from ROADSTER 2 study demonstrated compelling safety profile with 30-day rates of stroke and combined stroke and death of 0.6% and 0.8%, respectively

•
Updated results from the TCAR Surveillance Project demonstrated, for the first time, significantly lower odds of composite in-hospital stroke, death and myocardial infarction for TCAR compared to carotid endarterectomy (CEA), the current standard of care

“Our second quarter results demonstrate strong performance as we expand our footprint with TCAR to reduce the risk of stroke and its devastating impact,” said Erica Rogers, Chief Executive Officer. “The recently presented data from ROADSTER-2, taken together with the updated results from the TCAR Surveillance Project, mark a major milestone in our journey demonstrating successful patient outcomes. We are challenging the standard of care with mounting clinical evidence in support of TCAR.”
Second Quarter 2019 Financial Results
Revenue for the second quarter of 2019 was $14.9 million, an increase of $7.2 million or 92%, compared to the second quarter of 2018. The increase was driven primarily by growing adoption of the TCAR procedure across an expanded base of hospital accounts, trained physicians, and active sales territories.

Gross profit for the second quarter of 2019 was $11.2 million compared to $5.4 million for the second quarter of 2018. Gross margin for the second quarter of 2019 increased to 75% compared to 69% in the second quarter of 2018, driven primarily by leveraging manufacturing overhead costs across higher revenue, as well as manufacturing efficiencies and the delayed timing of certain manufacturing engineering projects.

Operating expenses were $17.2 million for the second quarter of 2019, as compared to $10.1 million in the corresponding prior year period, which represents an increase of 70%. The increase was driven primarily by selling, general and administrative expenses related to growth in our commercial team and marketing efforts as well as costs of being a public company.

Net loss was $12.0 million in the second quarter of 2019, or a loss of $0.42 per share, as compared to $7.7 million, or a loss of $8.16 per share, in the corresponding period of the prior year. This metric for the second quarter of 2019 and 2018 included a $5.3 and $1.9 million noncash charge, respectively, resulting from the remeasurement of the fair value of our convertible preferred stock warrant liability at each balance sheet date. We continued to record adjustments to the estimated fair value of the convertible preferred stock warrants until they were exercised in connection with our IPO in April 2019.

Cash and cash equivalents were $118.2 million as of June 30, 2019.

2019 Financial Guidance

Silk Road Medical projects revenue for the full year 2019 to range from $60 million to $62 million, which represents 74% to 79% growth over the company’s prior year revenue. This compares to previous revenue guidance of $59 million to $61 million.

Conference Call
Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Monday, July 29, 2019 to discuss its second quarter 2019 financial results. The call may be accessed through an operator by calling (844) 883-3861 for domestic callers and (574) 990-9820 for international callers using conference ID: 4657248. A live and archived webcast of the event will be available at https://investors.silkroadmed.com/.

About Silk Road Medical
Silk Road Medical, Inc. is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance and ability to penetrate the market and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our filing made with the Securities and Exchange Commission in Silk Road’s Form 10-Q filing made with the Securities and Exchange Commission on May 15, 2019. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investors:
Lynn Lewis or Carrie Mendivil
Gilmartin Group
investors@silkroadmed.com

Media:
Joni Ramirez
Merryman Communications
joni@merrymancommunications.com

SILK ROAD MEDICAL, INC.
Statements of Operations Data
(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$14,928	$7,767	$27,694	$13,473
Cost of goods sold	3,697	2,391	7,035	4,325
Gross profit	11,231	5,376	20,659	9,148
Operating expenses:
Research and development	3,114	2,326	5,820	4,426
Selling, general and administrative	14,135	7,816	28,001	14,135
Total operating expenses	17,249	10,142	33,821	18,561
Loss from operations	(6,018)	(4,766)	(13,162)	(9,413)
Interest income	598	24	650	37
Interest expense	(1,207)	(1,011)	(2,560)	(2,000)
Remeasurement of warrant liability and other income (expense), net	(5,332)	(1,898)	(21,045)	(1,682)
Net loss and comprehensive loss	$(11,959)	$(7,651)	$(36,117)	$(13,058)
Net loss per common share, basic and diluted	$(0.42)	$(8.16)	$(2.42)	$(15.56)
Weighted-average shares used to compute net loss per common share, basic and diluted	28,458,793	938,052	14,905,052	839,229

SILK ROAD MEDICAL, INC.
Balance Sheets Data
(Unaudited, in thousands)

	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$118,247	$24,990
Accounts receivable, net	5,417	4,520
Inventories	8,963	5,744
Prepaid expenses and other current assets	3,249	1,408
Total current assets	135,876	36,662
Property and equipment, net	2,743	2,880
Restricted cash	310	310
Other non-current assets	3,723	1,029
Total assets	$142,652	$40,881
Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities
Accounts payable	$1,189	$1,252
Accrued liabilities	8,299	7,586
Total current liabilities	9,488	8,838
Long-term debt	44,690	44,201
Redeemable convertible preferred stock warrant liability	—	16,091
Other liabilities	4,097	1,069
Total liabilities	58,275	70,199
Convertible preferred stock	—	105,235
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	31	1
Additional paid-in capital	259,574	4,557
Accumulated deficit	(175,228)	(139,111)
Total stockholders’ equity (deficit)	84,377	(134,553)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$142,652	$40,881